Filed Pursuant to Rule 424(b)(3)
Registration No. 333-238829

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated September 24, 2020)

1,685,394 Shares of Common Stock

This Prospectus Supplement No. 1 amends and supplements information contained in that certain Prospectus, dated September 24, 2020 (the “Prospectus”) relating to the resale by certain selling stockholders listed in the section of the Prospectus entitled “Selling Stockholders” of up to 1,685,394 shares of common stock, par value $0.001 per share, of Greenwich LifeSciences, Inc. (the “Company”). The Company will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus.

We are filing this Prospectus Supplement No. 1 to reflect the change in Trustees of Yosajo MI Trust 3, Yosajo MA Trust 1 and Yosajo MA Trust 2 (collectively, the “Trusts”), three of the selling stockholders named in the Prospectus.

The selling stockholders table in the Prospectus is hereby amended to reflect the change in Trustees with respect to the Trusts. Accordingly, this Prospectus Supplement No. 1 amends the selling stockholders table beginning on page 93 of the Prospectus by (i) deleting reference to footnote number 3 to the selling stockholders table in the Prospectus with respect to the Trusts, (ii) adding footnote number 5 to the selling stockholders table in the Prospectus as set forth below with respect to the Trusts and (iii) updating the beneficial ownership of the selling stockholders named in the Prospectus. Except as otherwise set forth herein, this Prospectus Supplement No. 1 does not impact any other selling stockholders set forth in the selling stockholders s table in the Prospectus.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to an aggregate of 1,685,394 shares of our common stock (the “Resale Shares”).

The transactions by which the selling stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act.

The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the selling stockholders and the Resale Shares offered in this prospectus. The selling stockholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 12,019,089 shares of common stock issued and outstanding as of November 6, 2020.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering(1)	Percentage of Common Stock Beneficially Owned Before this Offering	Shares of Common Stock Offered in this Offering	Shares of Common Stock Beneficially Owned After this Offering(2)	Percentage of Common Stock Beneficially Owned After this Offering(2)
Yosajo MI Trust 1(3)	187,266	1.56%	187,266	0	0%
Yosajo MI Trust 2(3)	187,266	1.56%	187,266	0	0%
Yosajo MI Trust 3(5)	187,266	1.56%	187,266	0	0%
Yosajo MA Trust 1(5)	187,266	1.56%	187,266	0	0%
Yosajo MA Trust 2(5)	187,266	1.56%	187,266	0	0%
Yosajo MA Trust 3(3)	187,266	1.56%	187,266	0	0%
Brent Thomas Henderson 2010 Trust(4)	187,266	1.56%	187,266	0	0%
David Brian Henderson 2010 Trust(4)	187,266	1.56%	187,266	0	0%
Thatcher Duncan Hallock 2010 Trust(4)	187,266	1.56%	187,266	0	0%
TOTAL			1,685,394

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)	Represents the amount of shares that will be held by the selling stockholder based on the assumptions that (a) all Resale Shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, each selling stockholder may sell all, some or none of the Resale Shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)	Pankaj Patel is the Trustee of the trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(4)	Jim Hallock is the Trustee of the trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(5)	Shalini Patel is the Trustee of the trust and in such capacity has the right to vote and dispose of the securities held by such trust.

The date of this prospectus supplement is November 10, 2020.